Exhibit 4.2

au Shares Number Share Certificate ECMOHO Limited This is to certify that of is the registered holder of fully paid and non-assessable Class A Ordinary Shares of US$0.00001 each, subject to the Memorandum and Articles of the Association of the Company as amended, and transferable only on the books of the Company by the holder hereof by a duly authorized representative or by duly appointed . Attorney upon surrender of this certificate properly endorsed. Executed for and on behalf of the company this day of DIRECTOR